Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Second Quarter 2013 Results

Net Revenues up 11.8%

PHOENIX — August 1, 2013 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food marketer and manufacturer, today reported financial results for the second quarter ended June 29, 2013.

Second Quarter 2013 Highlights

For the second quarter of 2013 compared to the second quarter of 2012:

•                  Net revenues increased 11.8% to a record $53.7 million, or 14.3% adjusting for the prior year sale of the Company’s DSD business.

•                  Diluted earnings per share were $0.07, compared to $0.08, as a result of increased brand investments and acquisition costs.

•                  Newly acquired Willamette Valley Fruit Company (“WVFC”) added $1.0 million in net revenues.

•                  Seattle’s Best Coffee® frozen coffee blends launch contributed $2.0 million to gross revenues.

Quarter Overview

Consolidated net revenues for the 2013 second quarter were $53.7 million, which includes $1.0 million in revenues from WVFC.  Consolidated net revenues increased 11.8%, or 14.3% adjusting for the prior year sale of Inventure’s DSD business.  The increase in net revenues for the quarter was largely driven by a 16.9% increase in the healthy/natural portfolio over the prior-year period.  Gross profit remained relatively consistent with the prior year at $9.1 million.  Gross profit margin declined 220 basis points to 17.0% from 19.2% last year, primarily due to increased brand support, partially attributable to the Seattle’s Best Coffee® launch and a decrease in sales of the T.G.I.Friday’s® products.  Selling, general and administrative expenses increased $0.5 million from the prior year primarily due to increased sampling expenses in the current period for the Seattle’s Best Coffee® and T.G.I.Friday’s® products and acquisition costs associated with the purchase of WVFC.  Net income decreased $0.2 million to $1.4 million compared to $1.6 million in the prior year.  Consolidated EBITDA decreased 9.6% to $3.6 million, or 6.7% of net revenues.

Frozen segment net revenues increased 20.4% to $27.9 million, which includes $1.0 million in sales from WVFC since this business was acquired.  Net revenues for frozen berries increased 16.8% for the quarter due to continued sales growth of branded frozen fruit, complemented by the addition of WVFC.  Net revenues from frozen beverages also contributed to the Frozen segment growth with an increase of 40.9% over the prior year driven by the addition of the Seattle’s Best Coffee frozen coffee blends.

Snack segment net revenues of $25.8 million were up 3.8%, or 8.4% excluding the impact of the sale of the DSD business.  Boulder Canyon Natural Foods, private label and co-packed products net revenues increased 10.1%, 36.8% and 244.4%, respectively, offset by a 17.8% decrease in sales of T.G.I. Friday’s.

Year-to-Date Overview

Consolidated net revenues for the six months ended June 29, 2013 were $102.2 million, which includes $1.0 million in revenues from WVFC.  Consolidated net revenues increased 7.6%, or 10.1% adjusting for the prior year sale of the DSD business.  The year-to-date increase in net revenues was largely driven by a 16.9% increase in the healthy/natural portfolio.  Gross profit decreased 3.2% to $18.0 million, compared to $18.5 million in the prior-year period.  Net income decreased 26.4% to $2.5 million, compared to net income of $3.3 million in the prior year. Fully diluted earnings per share for the first six months of 2013 were $0.13, versus $0.17 during the same period in 2012.  Consolidated EBITDA decreased 16.3% to $6.7 million, or 6.5% of net revenues.

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Inventure Foods, Inc.    5415 E. High Street, Suite 350    Phoenix, AZ 85054    (623) 932-6200    Fax (602) 522-2690

Management Commentary & Future Outlook

“We are pleased with double-digit net revenue growth across the vast majority of our brand portfolio during the second quarter,” said Terry McDaniel, Chief Executive Officer of Inventure Foods, Inc.  “Our healthy/natural portfolio continues to track strongly in the marketplace and provided for 65% of net revenues during the quarter. In addition, the healthy/natural portfolio net revenues increased 16.9% in the quarter versus the prior year, attributable to strong performance in our frozen fruit products, continued increases in our Boulder Canyon brand, as well as favorable results in our frozen beverage businesses.  Our Jamba® At-Home smoothies benefited from the successful launch of the Green Fusion flavor, and our market share in the category continues to increase.  During its first full quarter in the market, our new Seattle’s Best Coffee Frozen Coffee Blends contributed $2.0 million in gross revenue, with increased distribution slated for the second half of the year.  Additionally, this quarter marked the third consecutive quarter of increased net revenues for our Boulder Canyon brand as we continued to execute our product and channel growth plan.”

“Our indulgent portfolio was up 3.5%, or 9.7% adjusted for the prior year sale of our DSD business.  Although our T.G.I.Friday’s brand was down 17.8% for the quarter, we have a strong line up of new products and strong merchandising activity designed to improve the performance of this important brand for the second half.  The decrease in our T.G.I.Friday’s products was offset by an increase of 10.9% in sales of other licensed snack brands and an increase in our private label business.  Finally, production has started under our new co-packing agreement with a prominent snack food company, and we signed a second co-packing agreement with a top-tier consumer packaged goods company utilizing our new filled technology which started shipping at the end of June.  This remains a complementary and growing part of our business and is a direct result of our investments in our Bluffton facility.”

“The completion of our Willamette Valley acquisition during the quarter was an important milestone.  We believe the synergies from combining Willamette’s processing capabilities with our Frozen segment operations will increase our ability to meet the growing consumer demand for frozen fruit.”

McDaniel concluded: “We believe our investments in the first half in our brands, facilities and recent acquisition will pay dividends in the second half of the year.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s second quarter 2013 results and comment on its future outlook.  To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers.  A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana, Washington and Oregon, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net revenues	$53,677	$48,016	$102,214	$95,036
Cost of revenues	44,541	38,812	84,253	76,487
Gross profit	9,136	9,204	17,961	18,549
Selling, general & administrative expenses	6,889	6,379	13,846	12,880
Operating income	2,247	2,825	4,115	5,669
Interest expense, net	171	204	391	434
Income before income taxes	2,076	2,621	3,724	5,235
Income tax provision	669	998	1,261	1,890
Net income	$1,407	$1,623	$2,463	$3,345

Earnings per common share:
Basic	$0.07	$0.09	$0.13	$0.18
Diluted	$0.07	$0.08	$0.13	$0.17
Weighted average number of common shares:
Basic	19,307	18,899	19,257	18,590
Diluted	19,702	19,555	19,698	19,460

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 29, 2013	December 29, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$426	$419
Accounts receivable, net allowance	21,132	17,547
Inventories	28,290	27,071
Deferred income tax asset	848	1,030
Other current assets	1,051	1,323
Total current assets	51,747	47,390

Property and equipment, net	40,348	34,051
Goodwill	14,763	11,616
Trademarks and other intangibles, net	5,945	2,010
Other assets	881	827
Total assets	$113,684	$95,894

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,889	$12,178
Accrued liabilities	9,950	8,415
Current portion of long-term debt	2,779	1,646
Total current liabilities	28,618	22,239

Long-term debt, less current portion	13,179	6,897
Line of credit	9,734	10,117
Deferred income tax liability	4,019	3,968
Interest rate swaps	605	766
Other liabilities	3,254	808
Total liabilities	59,409	44,795

Shareholders’ equity:
Common stock	198	196
Additional paid-in capital	30,272	29,660
Accumulated other comprehensive loss	(279)	(378)
Retained earnings	24,555	22,092
	54,746	51,570

Less: treasury stock	(471)	(471)
Total shareholders’ equity	54,275	51,099
Total liabilities and shareholders’ equity	$113,684	$95,894

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(in thousands)

(unaudited)

	Quarter Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Reconciliation — EBITDA (1):
Reported net income	$1,407	$1,623	$2,463	$3,345
Add back: Interest, net	171	204	391	434
Add back: Income tax provision	669	998	1,261	1,890
Add back: Depreciation	1,332	1,128	2,545	2,278
Add back: Amortization of intangible assets	3	8	5	18
EBITDA	$3,582	$3,961	$6,665	$7,965

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

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